Exhibit 99.1

Herbalife Ltd. Announces Record Adjusted First Quarter 2014 Results, and Raises 2014 Adjusted Earnings Guidance

  First quarter worldwide volume growth of 9 percent compared to the prior year period.
  Adjusted EPS1 of $1.50 increased 18 percent as compared to the same period in the prior year. Reported EPS of $0.74 primarily reflects a foreign exchange loss for Venezuela and other items.
  Raises FY'14 adjusted2 diluted EPS guidance to a range of $6.10 to $6.30.
  Generated $191 million in operating cash flow in first quarter 2014.
  Board of Directors takes steps to accelerate cash returns to shareholders – terminates dividend, determines to utilize cash instead to repurchase stock during the second quarter.

LOS ANGELES--(BUSINESS WIRE)--April 28, 2014--Herbalife Ltd. (NYSE: HLF) today reported first quarter net sales of $1.3 billion, reflecting an increase of 12 percent compared to the same period in 2013 on volume point growth of 9 percent. Adjusted1 net income for the quarter was $151.1 million, or $1.50 per diluted share, as compared to 2013 first quarter adjusted net income of $137.4 million, or $1.27 per diluted share. GAAP net income for the quarter was $74.6 million, or $0.74 per diluted share, compared to $118.9 million, or $1.10 per diluted share for the same period in 2013, primarily due to a foreign exchange loss for Venezuela during the quarter ended March 31, 2014.

"We continue to achieve record earnings, strong sales growth and enhanced profitability," said Michael O. Johnson, Herbalife's chairman and CEO. “Our performance reflects the demand for our exceptional products, as well as the hard work of our independent members who continue to cultivate and grow their base of satisfied customers worldwide. In addition, we are pleased to raise our expectations for the balance of 2014. This reflects our confidence that Herbalife is well-positioned to continue to grow and play an increasingly important role in improving nutrition and reducing obesity around the world.”

For the quarter ended March 31, 2014 the company generated cash flow from operations of $190.6 million, an increase of 39 percent compared to 2013; paid cash dividends of $30.4 million; invested $49.7 million in capital expenditures; and spent $685.8 million for approximately 9.9 million outstanding common shares under our prepaid forward share repurchase agreement. As of April 25, 2014, the company has spent $255 million during the month of April to repurchase approximately 4.5 million outstanding common shares under our existing repurchase program and pursuant to a Rule 10b5-1 trading plan.

As of March 31, 2014 we moved to the SICAD I rate of 10.7 Venezuelan bolivar per U.S. dollar for US GAAP remeasurement purposes. This change impacted our 2014 Q1 reported results by $89.3 million before tax and we have normalized this impact out of our adjusted results.

First Quarter and Fiscal 2014 Key Metrics3,4

Regional Volume Point and Average Active Sales Leader Metrics

	Volume Points (Mil)		Average Active Sales Leaders
Region	1Q'14	Yr/Yr % Chg	1Q'14	Yr/Yr % Chg
North America	336.5	9%	74,241	9%
Asia Pacific	302.1	(6%)	71,627	4%
EMEA	202.2	25%	54,113	17%
Mexico	220.2	7%	63,568	6%
South & Central America	227.7	4%	61,862	19%
China	91.1	91%	16,648	40%
Worldwide Total	1,379.8	9%	329,902	11%

2014 Second Quarter and Full Year Guidance

Forward guidance excludes the impact of expenses (primarily for legal and advisory services) relating to the company's response to information put into the marketplace by a short seller, which the company believes to be inaccurate and misleading, expenses related to a FTC inquiry, and the impact of non-cash interest costs associated with the company’s Convertible Notes. Forward guidance is based on the average daily exchange rates of the first two weeks of April. Included in the guidance is the use of the GAAP rate for Venezuela of 10.7 to 1 for the balance of the year and excludes the potential impact of future devaluation of the Venezuelan bolivar and future repatriation, if any, of existing cash balances in Venezuela.

	Three Months Ending		Twelve Months Ending
	June 30, 2014		December 31, 2014
	Low	High	Low	High
Volume Point Growth vs 2013	7.0%	9.0%	8.0%	10.0%
Net Sales Growth vs 2013	10.0%	12.0%	10.0%	12.0%
Diluted EPS as adjusted	$1.51	$1.55	$6.10	$6.30
Cap Ex ($ millions)	$55.0	$65.0	$175.0	$195.0
Effective Tax Rate	28.0%	30.0%	28.0%	30.0%

Board of Directors Accelerates Cash Returns to Shareholders

The company’s board of directors also announced today that, as part of its goal to accelerate cash returns to shareholders, it has approved terminating the company’s quarterly cash dividend and instead utilizing the cash to repurchase additional shares of the company’s outstanding common stock during the second quarter of 2014.

The company now expects to repurchase a total of $581 million of its outstanding common stock during the second quarter of 2014 as part of its previously announced $1.5 billion share repurchase program. The $581 million is comprised of the approximately $315 million expected to be purchased in April as part of a 10b5-1 trading plan ($255 million already completed as of Friday, April 25); plus the $50 million included in previous guidance and $216 million that otherwise was expected to be returned to shareholders in the form of quarterly cash dividends over the next eight quarters.

Mr. Johnson stated, “Our strong sustained financial performance and the current market valuation of our shares make repurchasing stock the most attractive method of returning capital to shareholders and reflects our continued commitment to creating long-term value for our shareholders.”

First Quarter Earnings Conference Call

Herbalife senior management will host an investor conference call to discuss its recent financial results and provide an update on current business trends on Tuesday, April 29, 2014 at 8 a.m. PDT (11 a.m. EDT).

The dial-in number for this conference call for domestic callers is (877) 317-1296 and (706) 634-5671 for international callers (conference ID 24490341). Live audio of the conference call will be simultaneously webcast in the investor relations section of the company's website at http://ir.herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers (conference ID 24490341). The webcast of the teleconference will be archived and available on Herbalife's website.

About Herbalife Ltd.

Herbalife Ltd. (NYSE:HLF) is a global nutrition company that sells weight-management, nutrition and personal care products intended to support a healthy lifestyle. Herbalife products are sold in more than 90 countries to and through a network of independent members. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife's website contains a significant amount of financial and other information about the company at http://ir.Herbalife.com. The company encourages investors to visit its website from time to time, as information is updated and new information is posted.

1 See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for more detail.
2 Adjusted diluted EPS excludes non-cash interest expense associated with the company’s Convertible Notes, foreign exchange losses related to Venezuela, costs associated with the FTC inquiry and the defense against misinformation associated with a short seller.
3 Supplemental tables that include additional business metrics can be found at http://www.ir.herbalife.com.
4 Worldwide Average Active Sales Leaders may not equal the sum of the Average Active Sales Leaders in each region due to the calculation being an average of Sales Leaders active in a period, not a summation, and the fact that some Sales Leaders are active in more than one region but are counted only once in the worldwide amount.

FORWARD-LOOKING STATEMENTS

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

  our relationship with, and our ability to influence the actions of, our Members;
  improper action by our employees or Members in violation of applicable law;
  adverse publicity associated with our products or network marketing organization, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;
  changing consumer preferences and demands;
  our reliance upon, or the loss or departure of any member of, our senior management team which could negatively impact our Member relations and operating results;
  the competitive nature of our business;
  regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products and network marketing program, including the direct selling market in which we operate;
  legal challenges to our network marketing program;
  risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with our third party importers, pricing and currency devaluation risks, especially in countries such as Venezuela;
  uncertainties relating to the application of transfer pricing, duties, value added taxes, and other tax regulations, and changes thereto;
  uncertainties relating to interpretation and enforcement of legislation in China governing direct selling;
  uncertainties relating to the interpretation, enforcement or amendment of legislation in India governing direct selling;
  our inability to obtain the necessary licenses to expand our direct selling business in China;
  adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;
  our dependence on increased penetration of existing markets;
  contractual limitations on our ability to expand our business;
  our reliance on our information technology infrastructure and outside manufacturers;
  the sufficiency of trademarks and other intellectual property rights;
  product concentration;
  changes in tax laws, treaties or regulations, or their interpretation;
  taxation relating to our Members;
  product liability claims;
  whether we will purchase any of our shares in the open markets or otherwise; and
  share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

RESULTS OF OPERATIONS:

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	3/31/2014	3/31/2013

North America	$247,860	$221,473
Mexico	142,663	132,889
South and Central America	244,623	219,515
EMEA	211,135	169,585
Asia Pacific	280,496	311,747
China	135,872	68,438
Worldwide net sales	1,262,649	1,123,647
Cost of Sales	251,165	225,977
Gross Profit	1,011,484	897,670
Royalty Overrides	381,819	364,029
Selling, General and Administrative Expenses (1)	502,062	364,720
Operating Income	127,603	168,921
Interest Expense, net	14,961	5,373
Other Expense, net (1)	3,161	-
Income before income taxes	109,481	163,548
Income Taxes	34,853	44,675
Net Income	74,628	118,873

Basic Shares	95,397	104,121
Diluted Shares	100,780	108,068

Basic EPS	$0.78	$1.14
Diluted EPS	$0.74	$1.10

Dividends declared per share	$0.30	$0.30

(1) As discussed in Note 2 of the quarterly report on Form 10-Q for the quarter ended March 31, 2014, Selling, General and Administrative Expenses and Other Expense, net for the three months ended March 31, 2014 includes an $89.3 million pre-tax unfavorable impact related to the remeasurement of Venezuela Bolivar-denominated assets and liabilities at the SICAD I rate of 10.7 Venezuela Bolivars per U.S. dollar.

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	Mar 31,	Dec 31,
	2014	2013

ASSETS
Current Assets:
Cash & cash equivalents	$1,261,921	$972,974
Receivables, net	118,610	100,326
Inventories	324,992	351,201
Prepaid expenses and other current assets	162,842	148,774
Deferred income taxes	67,739	69,845
Total Current Assets	1,936,104	1,643,120

Property, net	346,363	318,860
Deferred compensation plan assets	26,969	26,821
Deferred financing cost, net	27,367	4,896
Other assets	103,567	63,713
Marketing related intangibles and other intangible assets, net	310,729	310,801
Goodwill	105,490	105,490
Total Assets	$2,856,589	$2,473,701

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$87,174	$82,665
Royalty overrides	259,758	266,952
Accrued compensation	74,940	111,905
Accrued expenses	276,532	267,501
Current portion of long-term debt	87,509	81,250
Advance sales deposits	83,592	68,079
Income taxes payable	32,400	43,826
Total Current Liabilities	901,905	922,178

Non-current liabilities
Long-term debt, net of current portion	1,760,778	850,019
Deferred compensation plan liability	40,523	37,226
Deferred income taxes	63,182	66,026
Other non-current liabilities	48,095	46,806
Total Liabilities	2,814,483	1,922,255

Contingencies

Shareholders' equity:
Common shares	101	101
Paid-in capital in excess of par value	423,515	323,860
Accumulated other comprehensive loss	(22,485)	(19,794)
(Accumulated deficit) retained earnings	(359,025)	247,279
Total Shareholders' Equity	42,106	551,446

Total Liabilities and Shareholders' Equity	$2,856,589	$2,473,701

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	3/31/2014	3/31/2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$74,628	$118,873
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	21,283	20,964
Excess tax benefits from share-based payment arrangements	(3,154)	(447)
Share based compensation expenses	10,995	7,866
Non-cash interest expense and amortization of deferred financing and issuance costs	7,154	650
Deferred income taxes	(2,313)	(3,773)
Inventory write-downs	11,037	6,554
Unrealized foreign exchange transaction loss (gain)	3,390	(10,971)
Foreign exchange loss relating to Venezuela	86,108	15,116
Other	4,462	(890)
Changes in operating assets and liabilities:
Receivables	(17,953)	3,216
Inventories	14,198	(1,542)
Prepaid expenses and other current assets	(23,850)	(8,200)
Other assets	(5,180)	(15)
Accounts payable	6,224	4,900
Royalty overrides	(3,703)	(21,472)
Accrued expenses and accrued compensation	(12,487)	(15,517)
Advance sales deposits	17,416	(3,857)
Income taxes	(903)	23,097
Deferred compensation plan liability	3,297	3,075
NET CASH PROVIDED BY OPERATING ACTIVITIES	190,649	137,627
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(58,517)	(24,856)
Proceeds from sale of property, plant and equipment	2	24
Investments in Venezuelan bonds	(3,224)	-
NET CASH USED IN INVESTING ACTIVITIES	(61,739)	(24,832)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(30,399)	(30,904)
Dividends received	3,444	-
Payments for capped call transactions	(123,825)	-
Borrowings from long-term debt	1,150,000	513,223
Principal payments on long-term debt	(18,750)	(25,509)
Debt issuance costs	(28,837)	-
Share repurchases	(694,503)	(164,485)
Excess tax benefits from share-based payment arrangements	3,154	447
Proceeds from exercise of stock options and sale of stock under employee stock purchase plan	60	425
NET CASH PROVIDED BY FINANCING ACTIVITIES	260,344	293,197
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(100,307)	(17,052)
NET CHANGE IN CASH AND CASH EQUIVALENTS	288,947	388,940
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	972,974	333,534
CASH AND CASH EQUIVALENTS, END OF PERIOD	1,261,921	722,474
CASH PAID DURING THE PERIOD
Interest paid	$7,533	$5,486
Income taxes paid	$39,403	$31,853
NON CASH ACTIVITIES
Accrued capital expenditures	$20,452	$10,070

SUPPLEMENTAL INFORMATION

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited and unreviewed), (dollars in thousands, except per share data)

In addition to its reported results, the company has included in the tables below adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors in analyzing period to period comparisons of the company’s results.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended
	3/31/2014	3/31/2013
	(in thousands)

Net income, as reported	$74,628	$118,873
Remeasurement loss relating to Venezuela (1)(2)	66,602	10,524
Expenses incurred responding to attacks on the Company's business model (1)(3)	3,307	7,979
Expenses related to the FTC inquiry (1)(4)	670	-
Non-cash interest expense and amortization of non-cash issuance costs (5)	5,843	-
Net income, as adjusted	$151,050	$137,376

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:

	Three Months Ended
	3/31/2014	3/31/2013

Diluted earnings per share, as reported	$0.74	$1.10
Remeasurement loss relating to Venezuela (1)(2)	0.66	0.10
Expenses incurred responding to attacks on the Company's business model (1)(3)	0.03	0.07
Expenses related to the FTC inquiry (1)(4)	0.01	-
Non-cash interest expense and amortization of non-cash issuance costs (5)	0.06	-
Diluted earnings per share, as adjusted	$1.50	$1.27

(1) Based on interim income tax reporting rules, these expenses are not considered discrete items. As a result, the company's 2014 full year effective tax rate is impacted by these items. When applying the full year effective tax rate to year-to-date income, the company's year-to-date tax provision recorded with respect to these non-GAAP adjustments is different from the forecasted full-year tax provision impact of these items. As a consequence, adjustments to the year-to-date and quarterly tax impacts will be recorded as the adjusted full year effective tax rate is applied to income in subsequent periods. Additionally, adjustments to items unrelated to these non-GAAP adjustments may have an effect on the income tax impact of these non-GAAP adjustments in subsequent periods. The company plans to update the income tax impact of these items in subsequent interim reporting periods.

(2) Net of $22,666 and $4,591 tax benefit for the three months ended March 31, 2014 and 2013, respectively.
(3) Net of $995 and $1,515 tax benefit for the three months ended March 31, 2014 and 2013, respectively.
(4) Net of $240 tax benefit for the three months ended March 31, 2014.
(5) Relates to non-cash expense on our convertible notes and prepaid forward share repurchase contract

The following is a reconciliation of total long-term debt to net debt:

	3/31/2014	12/31/2013

Total long-term debt (current and long-term portion)	$1,848,287	$931,269
Less: Cash and cash equivalents	1,261,921	972,974
Net debt	$586,366	$(41,705)

CONTACT:
Herbalife Ltd.
Media Contact:
Barbara Henderson
SVP, Worldwide Corp. Comm.
213.745.0517
or
Investor Contact:
Amy Greene
VP, Investor Relations
213.745.0474